Exhibit 5.1

[Davis Graham & Stubbs LLP Letterhead]

December 14, 2006

Board of Directors and Selling Stockholders
Pure Cycle Corporation
8451 Delaware St.
Thornton, Colorado  80260

Re:                               Registration Statement on Form S 3 Relating to 1,656,697 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Pure Cycle Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,656,697 shares of the Company’s common stock, .0033 par value per share (the “Registered Shares”), to be offered for resale by certain selling stockholders (the “Selling Stockholders”).

This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined and relied on such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

The following opinion is limited solely to the General Corporation Law of the State of Delaware.  While we are not licensed to practice in the State of Delaware, we have reviewed applicable provisions of the General Corporation Law of Delaware as we have deemed appropriate in connection with the opinion expressed herein.  Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

Based upon and subject to the foregoing, we are of the opinion that:

1.             The Registered Shares issued and outstanding held by the Selling Stockholders have been legally and validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement as the counsel who will pass upon the validity of the securities.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP